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Exhibit(a)(1)(v)

Offer to Purchase for Cash

All Outstanding Common Units

Representing Limited Partner Interests

in

Buckeye GP Holdings L.P.

at

$17.00 Net Per Common Unit

by

BGH GP Holdings, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, DECEMBER 5, 2008, UNLESS THE OFFER IS EXTENDED.

November 5, 2008

To Our Clients:

        Enclosed for your consideration is the Offer to Purchase, dated November 5, 2008 (the "Offer to Purchase"), and a related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by BGH GP Holdings, LLC, a Delaware limited liability company ("Purchaser"), to purchase all of the outstanding common units (the "Units") of Buckeye GP Holdings L.P., a Delaware limited partnership (the "Partnership"), other than the Units owned by Purchaser and its wholly owned subsidiaries, at a purchase price of $17.00 per Unit, net to the seller in cash, without interest thereon (the "Offer Price"), less any amount required to be withheld for taxes, on the terms and subject to the conditions set forth in the Offer to Purchase and in the Letter of Transmittal enclosed herewith.

        We are the holder of record of Units for your account. A tender of such Units can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Units held by us for your account.

        We request instructions as to whether you wish us to tender any or all of the Units held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase. Your attention is invited to the following:

          1.     The offer price is $17.00 per Unit, net to you in cash, without interest, subject to any applicable withholding taxes.

          2.     The Offer is being made for all Units, other than Units owned by Purchaser.

          3.     The Offer is being made without prior approval of the Partnership's Board of Directors.

          4.     The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on Friday, December 5, 2008 (the "Expiration Date"), unless Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

          4.     Any stock transfer taxes applicable to the sale of Units to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        The Offer is conditioned upon, among other things, (1) the Minimum Condition (as defined in the Offer to Purchase) being satisfied, meaning that the Partnership's unitholders (other than

(a) Purchaser, its affiliates, their respective officers and directors and (b) the officers and directors of the Partnership) have validly tendered and not withdrawn a majority of the outstanding Units owned by them as of the date the Units are accepted for payment pursuant to the Offer and (2) the 90% Condition (as defined in the Offer to Purchase) being satisfied, meaning there has been validly tendered and not withdrawn a sufficient number of Units such that upon acceptance for payment and payment for the tendered Units pursuant to the Offer, Purchaser and its affiliates will own more than 90% of the Units on a fully diluted basis (as defined in the "Introduction" of the Offer to Purchase). See "The Offer—Section 11. Conditions to the Offer" of the Offer to Purchase. The Minimum Condition is not waivable.

        The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Units, other than Purchaser and its subsidiaries. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Units pursuant thereto, Purchaser shall make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Units in such state.

        If you wish to have us tender any or all of your Units, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instructions to us is also enclosed. If you authorize the tender of your Units, all such Units will be tendered unless otherwise specified on the reverse side of this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

        The Offer is being made to all holders of Units, other than Purchaser and its subsidiaries. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Units residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of that jurisdiction.

Instructions with Respect to the

Offer to Purchase for Cash

All Outstanding Common Units

Representing Limited Partner Interests
in

Buckeye GP Holdings L.P.

by

BGH GP Holdings, LLC

        The undersigned acknowledge(s) receipt of your letter, the enclosed Offer to Purchase dated November 5, 2008, and the related Letter of Transmittal in connection with the offer by BGH GP Holdings, LLC, a Delaware limited liability company (the "Purchaser"), to purchase all of the outstanding common units (the "Units") of Buckeye GP Holdings L.P., a Delaware limited partnership, other than the Units owned by Purchaser and its subsidiaries, at a purchase price of $17.00 per Unit, net to the seller in cash, without interest thereon, subject to any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

        This will instruct you to tender to Purchaser the number of Units indicated below (or, if no number is indicated below, all Units) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Units to Be Tendered:* Account No.:	SIGN HERE Signature(s) Print Name(s) and Address(es)
Dated:	Area Code and Telephone Number(s) Taxpayer Identification or Social Security Number(s)

*
Unless otherwise indicated, it will be assumed that all Units held by us for your account are to be tendered.

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  Exhibit(a)(1)(v)
Offer to Purchase for Cash All Outstanding Common Units Representing Limited Partner Interests in Buckeye GP Holdings L.P. at $17.00 Net Per Common Unit by BGH GP Holdings, LLC
Instructions with Respect to the Offer to Purchase for Cash All Outstanding Common Units Representing Limited Partner Interests in Buckeye GP Holdings L.P. by BGH GP Holdings, LLC